EXHIBIT 99.1

EPS Up 42% at First Horizon

MEMPHIS, Tenn., April 19, 2013 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) saw first-quarter diluted earnings per common share improve 42 percent from 2012 to 2013. The company has been able to put more energy into its long-term businesses of regional banking and capital markets as it improved credit quality and reduced expenses and the drag of its non-strategic businesses over the past several quarters. Today First Horizon announced first quarter diluted earnings per common share of $0.17 and net income available to common shareholders of $41.0 million.

"We're focusing on areas of our business where we can create value for the long term – winning new business, developing our people, smartly reducing expenses, investing in technology, streamlining the way we get things done," said Bryan Jordan, First Horizon chairman and CEO. "The strength of our regional banking business, First Tennessee, and our capital markets business, FTN Financial, is apparent as we've refocused where we know how to compete and create real value for our customers."

Financial results

  Year over year the bankers at First Tennessee grew average loans 6 percent and average core deposits 4 percent while reducing expenses 8 percent.
  FTN Financial continued to provide steady fee income and high returns, with fixed income average daily revenues of $1.1 million in the first quarter and an annualized return on assets of approximately 2 percent.
  The company's work to improve its efficiency ratio continued to yield results. Personnel costs are down following completion of the voluntary separation program on March 31 and earlier changes to the pension plan. Total expenses declined 25 percent from first quarter 2012 and 11 percent from fourth quarter 2012 to first quarter 2013. Since first quarter 2012 the efficiency ratio has improved 10 percentage points.
  Seasonal factors, a shift in loan mix, pressure on yields on investments and loans and other factors weighed on results for the quarter. Net interest income and the net interest margin decreased from fourth quarter 2012. However, noninterest income increased and noninterest expense improved from fourth quarter to first quarter.

Credit quality trends

  Asset quality trends continued to be favorable, and loan portfolios continue to improve. Non-performing assets continued to decline, while annualized net charge-offs decreased 49 basis points from a year ago.

Capital

  Capital ratios remained strong, well above well-capitalized levels.
  First Horizon continued to strategically return capital to shareholders, increasing the quarterly dividend per common share to $0.05 and repurchasing $30.0 million in common shares in the first quarter through its $300 million common stock repurchase program.

FHN CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

						1Q13 Changes vs.
(Dollars in thousands, except per share data)	1Q13	4Q12	3Q12	2Q12	1Q12	4Q12	1Q12
Income Statement Highlights
Net interest income	$ 161,382	$ 170,598	$ 173,465	$ 172,675	$ 171,929	(5)%	(6)%
Noninterest income	156,403	151,143	163,538	153,842	202,113	3%	(23)%
Securities gains/(losses), net	24	(4,700)	--	5,065	328	NM	NM
Total revenue	317,809	317,041	337,003	331,582	374,370	*	(15)%
Noninterest expense	240,540	271,361	263,169	527,177	321,994	(11)%	(25)%
Provision for loan losses	15,000	15,000	40,000	15,000	8,000	*	88%
Income/(loss) before income taxes	62,269	30,680	33,834	(210,595)	44,376	NM	40%
Provision/(benefit) for income taxes	17,730	(12,914)	5,260	(88,178)	10,570	NM	68%
Income/(loss) from continuing operations	44,539	43,594	28,574	(122,417)	33,806	2%	32%
Income/(loss) from discontinued operations, net of tax	430	(12)	108	487	(435)	NM	NM
Net income/(loss)	44,969	43,582	28,682	(121,930)	33,371	3%	35%
Net income attributable to noncontrolling interest	2,813	2,901	2,875	2,844	2,844	(3)%	(1)%
Net income/(loss) attributable to controlling interest	42,156	40,681	25,807	(124,774)	30,527	4%	38%
Preferred stock dividends	1,188	--	--	--	--	NM	NM
Net income/(loss) available to common shareholders	$ 40,968	$ 40,681	$ 25,807	$ (124,774)	$ 30,527	1%	34%
Common Stock Data
Diluted EPS from continuing operations	$ 0.17	$ 0.17	$ 0.10	$ (0.50)	$ 0.12	*	42%
Diluted EPS	$ 0.17	$ 0.17	$ 0.10	$ (0.50)	$ 0.12	*	42%
Diluted shares (thousands)	242,799	246,132	248,306	249,104	255,369	(1)%	(5)%
Period-end shares outstanding (thousands)	241,225	243,598	247,134	248,810	252,667	(1)%	(5)%
Cash dividends declared per share	$ 0.05	$ 0.01	$ 0.01	$ 0.01	$ 0.01	NM	NM
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income (Restricted -- $.1 billion) (a)	$ 15,889,670	$ 16,708,582	$ 16,523,783	$ 16,185,763	$ 15,971,330	(5)%	(1)%
Total deposits	16,204,467	16,629,709	16,228,111	16,117,443	16,935,170	(3)%	(4)%
Total assets (Restricted -- $.1 billion) (a)	25,166,427	25,520,140	25,739,830	25,492,955	25,678,969	(1)%	(2)%
Total liabilities (Restricted -- $.1 billion) (a)	22,566,700	23,010,934	23,207,942	22,978,549	23,004,796	(2)%	(2)%
Total equity	2,599,727	2,509,206	2,531,888	2,514,406	2,674,173	4%	(3)%
Asset Quality Highlights
Allowance for loan losses (Restricted -- $3.7 million) (a)	$ 265,218	$ 276,963	$ 281,744	$ 321,051	$ 346,016	(4)%	(23)%
Allowance / period-end loans	1.67%	1.66%	1.71%	1.98%	2.17%
Net charge-offs	$ 26,745	$ 19,781	$ 79,307	$ 39,965	$ 46,335	35%	(42)%
Net charge-offs (annualized) / average loans	0.67%	0.48%	1.92%	1.01%	1.16%
Non-performing assets (NPA)	$ 418,385	$ 419,369	$ 450,391	$ 466,873	$ 511,320	*	(18)%
NPA % (b)	1.81%	1.84%	2.15%	2.32%	2.56%
Key Ratios & Other
Return on average assets (annualized) (c)	0.73%	0.69%	0.45%	(1.96)%	0.53%
Return on average common equity (annualized) (d)	7.48%	7.20%	4.59%	(21.06)%	5.15%
Net interest margin (e) (f)	2.95%	3.09%	3.15%	3.16%	3.12%
Fee income to total revenue (g)	49.22%	46.98%	48.53%	47.12%	54.03%
Efficiency ratio (h)	75.69%	84.34%	78.09%	161.45%	86.08%
Book value per common share	$ 9.16	$ 9.09	$ 9.05	$ 8.92	$ 9.42
Tangible book value per common share (f)	$ 8.51	$ 8.44	$ 8.41	$ 8.28	$ 8.78
Adjusted tangible common equity to risk weighted assets (f) (i)	9.88%	9.93%	10.03%	9.97%	10.88%
Market capitalization (millions)	$ 2,576.3	$ 2,414.1	$ 2,379.9	$ 2,152.2	$ 2,622.7
Full time equivalent employees	4,381	4,507	4,585	4,619	4,629
NM - Not meaningful
* Amount is less than one percent.
(a) Restricted balances parenthetically presented are as of March 31, 2013.
(b) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(c) Calculated using net income.
(d) Calculated using net income available to common shareholders.
(e) Net interest margin is computed using total net interest income adjusted for FTE.
(f) Refer to the Non-GAAP to GAAP Reconciliation.
(g) Ratio excludes securities gains/(losses).
(h) Noninterest expense divided by total revenue excluding securities gains/(losses).
(i) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible book value per common share, adjusted tangible common equity to risk-weighted assets and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands except per share data) (Unaudited)	1Q13	4Q12	3Q12	2Q12	1Q12
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,599,727	$2,509,206	$2,531,888	$2,514,406	$2,674,173
Less: Noncontrolling interest (a)	295,257	295,165	295,165	295,165	295,165
Less: Preferred stock	95,624	--	--	--	--
(B) Total common equity	2,208,846	2,214,041	2,236,723	2,219,241	2,379,008
Less: Intangible assets (GAAP) (b)	156,014	156,942	157,921	158,901	159,880
(C) Tangible common equity (Non-GAAP)	2,052,832	2,057,099	2,078,802	2,060,340	2,219,128
Less: Unrealized gains on AFS securities, net of tax	48,591	55,250	63,923	63,679	67,077
(D) Adjusted tangible common equity (Non-GAAP)	$2,004,241	$2,001,849	$2,014,879	$1,996,661	$2,152,051

Period-end Shares Outstanding
(E) Period-end shares outstanding	241,225	243,598	247,134	248,810	252,667

Risk Weighted Assets
(F) Risk weighted assets (c) (d)	$ 20,278,500	$ 20,153,430	$ 20,082,979	$ 20,022,430	$ 19,783,405

Ratios
(D)/(F) Adjusted tangible common equity to risk weighted assets ("TCE/RWA") (Non-GAAP) (c)	9.88%	9.93%	10.03%	9.97%	10.88%
(C)/(E) Tangible book value per common share (Non-GAAP)	$8.51	$8.44	$8.41	$8.28	$8.78

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$161,382	$170,598	$173,465	$172,675	$171,929
FTE adjustment	1,787	1,842	1,752	1,756	1,659
Net interest income adjusted for impact of FTE (Non-GAAP)	$163,169	$172,440	$175,217	$174,431	$173,588
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Current quarter is an estimate.
(d) Defined by and calculated in conformity with bank regulations.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.fhnc.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 29081306.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. May 3. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 29081306. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170  First Tennessee Bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN-G

CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Kim Cherry, (901) 523-4380